10.6

EXECUTION VERSION
FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

THIS AGREEMENT is made as of April 14, 2022 by and among FRANKLIN TEMPLETON HOLDINGS TRUST, a Delaware statutory trust having its principal office and place of business at One Franklin Parkway, San Mateo, California 94403-1906 (the “Trust”), on behalf of each series of the Trust listed on Exhibit A hereto (as such Appendix may be amended from time to time) (each a “Fund”), FRANKLIN HOLDINGS, LLC, a Delaware limited liability company having its principal office and place of business at One Franklin Parkway, San Mateo, California 94403-1906 (the “Sponsor”)  and THE BANK OF NEW YORK MELLON, a New York corporation authorized to do a banking business (“BNY Mellon”).
W I T N E S S E T H :
WHEREAS, the Trust desires to retain BNY Mellon to provide for the Funds the services described herein, and BNY Mellon is willing to provide such services, all as more fully set forth below;
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties, intending to be legally bound, hereby agree as follows:
1. Definitions.
Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:
“1933 Act” means the Securities Act of 1933, as amended.
“1934 Act” means the Securities Exchange Act of 1934, as amended.
“Authorized Person” shall mean each person, whether or not an officer or an employee of a Fund, duly authorized by the Sponsor to execute this Agreement and to give Instructions on behalf of the Trust on behalf of a Fund as set forth in Exhibit B hereto and each Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.  From time to time, the Trust or Sponsor may deliver a new Exhibit B to add or delete any person and BNY Mellon shall be entitled to rely on the last Exhibit B actually received by BNY Mellon.
“BNY Mellon Affiliate” shall mean any office, branch, or subsidiary of The Bank of New York Mellon Corporation.
“Confidential Information” shall have the meaning given in Section 21 of this Agreement.
“Documents” shall mean such other documents, including but not limited to, resolutions, of the Trust’s Sponsor authorizing the execution, delivery and performance of this Agreement by the Trust on behalf of a Fund, and opinions of outside counsel, as BNY Mellon may reasonably request from time to time, in connection with its provision of services under this Agreement.
“Gold” shall mean gold bullion meeting the requirements of London Good Delivery.
“Index” shall mean the underlying index for each Fund.
"Instructions" shall mean Oral Instructions or written communications actually received by BNY Mellon by S.W.I.F.T., tested telex, letter, facsimile transmission, or other method or system specified by BNY Mellon as available for use in connection with the services hereunder, from an Authorized Person or person believed in good faith to be an Authorized Person.
“LBMA” means The London Bullion Market Association.
“London Good Delivery” shall have the meaning assigned in the “The Good Delivery Rules for Gold and Silver Bars” published by the LBMA.
“Net Asset Value” shall mean the per share value of a Fund, calculated in the manner described in a Fund’s Offering Materials.
“Offering Materials” shall mean a Fund’s currently effective prospectus and most recently filed registration statement with the SEC relating to shares of a Fund.

“Organizational Documents” shall mean certified copies of the Trust’s agreement and declaration of trust, articles of incorporation, certificate of incorporation, certificate of formation or organization, certificate of limited partnership, bylaws, limited partnership agreement, memorandum of association, limited liability company agreement, operating agreement, confidential offering memorandum, material contracts, Offering Materials, all SEC exemptive orders issued to the Trust, required filings or similar documents of formation or organization, as applicable, delivered to and received by BNY Mellon.
“Oral Instructions” shall mean oral instructions received by BNY Mellon under permissible circumstances specified by BNY Mellon, in its sole discretion, as being from an Authorized Person or person believed in good faith by BNY Mellon to be an Authorized Person.
“Reference Currency” shall mean each currency referenced in a Fund’s underlying Index.
“Sanctioning Body” means any of the following:
(i) the United Nations Security Council;
(ii) the European Union;
(ii) Her Majesty’s Treasury and the Office of Financial Sanctions Implementation of the United Kingdom;
(iii) The Office of Foreign Assets Control of the Department of Treasury of the United States of America; and
(iv) Canada / China / Hong Kong / Switzerland / such other jurisdictional body
“Sanctions” means economic or financial sanctions, boycotts, trade embargoes and restrictions relating to terrorism imposed, administered, or enforced by a Sanctioning Body from time to time.
“SEC” means the United States Securities and Exchange Commission.
“Securities Laws” means the 1933 Act and the 1934 Act.
“Shares” means the shares of beneficial interest of any series or class of the Fund.

2. Appointment.
The Trust on behalf of each Fund hereby appoints BNY Mellon as its agent for the term of this Agreement to perform the services described herein BNY Mellon hereby accepts such appointment and agrees to perform the duties hereinafter set forth.
3. Representations and Warranties.
(a) The Trust on behalf of each Fund hereby represents and warrants to BNY Mellon, which representations and warranties shall be deemed to be continuing, that:
(i) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;
(ii) This Agreement has been duly authorized, executed and delivered by the Trust on behalf of each Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust on behalf of each Fund, enforceable in accordance with its terms;
(iii) It is conducting its business in compliance with all applicable laws and regulations, both state and federal, has made and will continue to make all necessary filings including tax filings and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement;
(iv) The method of valuation of securities and the method of computing the Net Asset Value shall be as set forth in the Offering Materials of the Funds.  To the extent the performance of any services described in Schedule I attached hereto by BNY Mellon in accordance with the then effective Offering Materials for the Fund would violate any applicable laws or regulations, the Trust on behalf of a Fund shall immediately so notify BNY Mellon in writing and thereafter shall either furnish BNY Mellon with the appropriate values of Gold, each

Reference Currency, securities, net asset value or other computation, as the case may be, or, instruct BNY Mellon in writing to value Gold, each Reference Currency, securities and/or compute Net Asset Value or other computations in a manner the Trust on behalf of a Fund specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by such Fund that the same is consistent with all applicable laws and regulations and with its Offering Materials, all subject to confirmation by BNY Mellon as to its capacity to act in accordance with the foregoing;
(v) The terms of this Agreement, the fees and expenses associated with this Agreement and any benefits accruing to BNY Mellon or to the Sponsor of a Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, upfront payments, signing payments or periodic payments made or to be made by BNY Mellon to such Sponsor or any affiliate of a Fund relating to this Agreement have been fully disclosed to the Sponsor and that, if required by applicable law, the Sponsor has approved or will approve the terms of this Agreement, any such fees and expenses and any such benefits;
(vi) Each person named on Exhibit B hereto is duly authorized by the Trust on behalf of a Fund to be an Authorized Person hereunder;
(vii) It has implemented, and is acting in accordance with, procedures reasonably designed to ensure that it will disseminate to all market participants, other than Authorized Participants (as defined in its Prospectus and Statement of Additional Information), each calculation of net asset value provided by BNY hereunder to Authorized Participants at the time BNY Mellon provides such calculation to Authorized Participants
(viii) Without limiting the provisions of Section 21 herein, the Fund shall treat as confidential the terms and conditions of this Agreement and shall not disclose nor authorize disclosure thereof to any other person, except (i) to its employees, regulators, examiners, internal and external accountants, auditors, and counsel, (ii) for a summary description of this Agreement in the Offering Materials with the prior written approval of BNY Mellon, (iii) to any other person when required by a court order or legal process, or (iv) whenever advised by its counsel that it would be liable for a failure to make such disclosure.  The Fund shall instruct its employees, regulators, examiners, internal and external accountants, auditors, and counsel who may be afforded access to such information of the Fund’s obligations of confidentiality hereunder; and
(ix) The Trust shall promptly notify BNY Mellon in writing of any and all legal proceedings or securities investigations filed or commenced against any Fund or the Sponsor.
(b) The Sponsor hereby represents and warrants to BNY Mellon, which representations and warranties shall be deemed to be continuing, that:
(i) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;
(ii) This Agreement has been duly authorized, executed and delivered by the Sponsor in accordance with all requisite action and constitutes a valid and legally binding obligation of the Sponsor, enforceable in accordance with its terms;
(iii) It is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification; and
(iv) It is conducting its business in compliance with all applicable laws and regulations, both state and federal, has made and will continue to make all necessary filings including tax filings and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement.
(c) BNY Mellon hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing, that:
(i)  It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii) This Agreement has been duly authorized, executed and delivered by BNY Mellon in accordance with all requisite action and constitutes a valid and legally binding obligation of BNY Mellon, enforceable in accordance with its terms;
(iii) It is conducting its business in material compliance with laws and regulations applicable to the services provided hereunder, both state and federal, has made and will continue to make all necessary filings including tax filings and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property that would prohibit its execution or performance of this Agreement; and
(iv) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.
4. Delivery of Documents.
The Trust on behalf of a Fund shall promptly provide, deliver, or cause to be delivered from time to time, to BNY Mellon the Trust’s Organizational Documents, a copy of any and all SEC exemptive orders issued to the Trust, and Documents and other materials used in the distribution of Shares and all amendments thereto as may be necessary for BNY Mellon to perform its duties hereunder.  BNY Mellon shall not be deemed to have notice of any information (other than information supplied by BNY Mellon) contained in such Organizational Documents, Documents or other materials until they are actually received by BNY Mellon.
5. Duties and Obligations of BNY Mellon.
(a) Subject to the direction and control of the Sponsor and the provisions of this Agreement, BNY Mellon shall provide to each Fund the administrative services and the valuation and computation services listed on Schedule I attached hereto.
(b) In performing hereunder, BNY Mellon shall provide, at its expense, office space, facilities, equipment and personnel.

(c) BNY Mellon shall not provide any services relating to the management, investment advisory or sub-advisory functions of any Fund, distribution of shares of any Fund, maintenance of any Fund’s financial records (other than those listed on Schedule 1 attached hereto) or other services normally performed by the Trust’s respective counsel or independent auditors and the services provided by BNY Mellon do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Trust or any other person, and the Trust, on behalf of a Fund, acknowledges that BNY Mellon does not provide public accounting or auditing services or advice and will not be making any tax filings, or doing any tax reporting on its behalf, other than those specifically agreed to hereunder.  The scope of services provided by BNY Mellon under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to a Fund, unless the parties hereto expressly agree in writing to any such increase in the scope of services.
(d) The Trust on behalf of a Fund shall cause its officers, Sponsor, distributor, legal counsel, independent accountants, current administrator (if any), transfer agent, and any other service provider to cooperate with BNY Mellon and to provide BNY Mellon, upon reasonable request, with such information, documents and advice relating to such Fund as is within the possession or knowledge of such persons, and which in the opinion of BNY Mellon, is necessary in order to enable BNY Mellon to perform its duties hereunder.  In connection with its duties hereunder, BNY Mellon shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to the accuracy, validity or propriety of any information, documents or advice provided to BNY Mellon by any of the aforementioned persons.  BNY Mellon shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Trust, on behalf of a Fund to cause any information, documents or advice to be provided to BNY Mellon as provided herein and shall be held harmless by the Trust, on behalf of a Fund, when acting in good faith reliance upon such information, documents or advice relating to such Fund.  All fees or costs charged by such persons shall be borne by the appropriate Fund.  In the event that any services performed by BNY Mellon hereunder rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by BNY Mellon which BNY Mellon in its reasonable judgment deems reliable, BNY Mellon shall not have any responsibility or liability for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.
(e) Nothing in this Agreement shall limit or restrict BNY Mellon, any BNY Mellon Affiliate or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to some or all of the services provided hereunder; provided, however, that notwithstanding this paragraph BNY Mellon may not use the Funds’ or any of their affiliates’ proprietary information in providing such services to such other third parties.
(f) The Trust on behalf of a Fund shall furnish BNY Mellon with and BNY Mellon shall comply with any and all instructions, explanations, information, specifications and documentation deemed necessary by BNY Mellon in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses, and the value of any securities lending related collateral investment account(s).  BNY Mellon shall not be required to include as Fund liabilities and expenses, nor as a reduction of net asset value, any accrual for any federal, state, or foreign income taxes unless the Fund shall have specified to BNY Mellon in Instructions the precise amount of the same to be included in liabilities and expenses or used to reduce net asset value.  The Trust, on behalf of a Fund, shall also furnish BNY Mellon with valuations for Gold and each Reference Currency if BNY Mellon notifies such Fund that same are not available to BNY Mellon from a pricing or similar service utilized, or subscribed to, by BNY Mellon which the Fund directs BNY Mellon to utilize, and which BNY Mellon in its judgment deems reliable at the time such information is required for calculations hereunder.  At any time and from time to time, the Fund also may furnish BNY Mellon with values for Gold and each Reference Currency and instruct BNY Mellon in Instructions to use such information in its calculations hereunder. BNY Mellon shall use the particular service(s) as may be specified by the Fund. In no event shall BNY Mellon be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value.
(g) BNY Mellon may apply to an Authorized Person of any Fund for Instructions with respect to any matter arising in connection with BNY Mellon’s performance hereunder for such Fund, and BNY Mellon shall not be liable for any action taken or omitted to be taken by it in good faith without negligence or willful misconduct in accordance with such Instructions.  Such application for Instructions may, at the option of BNY Mellon, set forth in writing any action proposed to be taken or omitted to be taken by BNY Mellon with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken.  BNY Mellon shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNY Mellon has received Instructions from an Authorized Person in response to such application specifying the action to be taken or omitted.
(h) BNY Mellon may consult its own counsel at its own expense, or with counsel to the appropriate Fund, at such Fund’s expense, and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of the Fund’s counsel carried out in good faith and consistent with the standard of care set forth herein.
(i) Notwithstanding any other provision contained in this Agreement or Schedule I attached hereto, BNY Mellon shall have no duty or obligation with respect to, including, without limitation, any duty or obligation to determine, or advise or notify any Fund of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, a Fund, (ii) the taxable nature or effect on a Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds or similar events, (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by a Fund to its shareholders; or (iv) the effect under any federal, state, or foreign income tax laws of a Fund making or not making any distribution or dividend payment, or any election with respect thereto.  Further, BNY Mellon is not responsible for the identification of Gold, securities and transactions requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles.  BNY Mellon may consult with the Fund or its Authorized Persons to determine the appropriate US Tax treatment for certain complex securities or transactions. BNY Mellon shall perform various duties in support of the tax position of the Funds.

(j) BNY Mellon shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedule I attached hereto, and no covenant or obligation shall be implied against BNY Mellon in connection with this Agreement.
(k) BNY Mellon, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all Instructions, explanations, information, specifications, Documents and documentation furnished to it by a Fund and shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications, Documents or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of Funds’ or Series’ liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of securities; and amounts receivable or amounts payable for the sale or redemption of Fund Shares effected by or on behalf of a Fund.  In the event BNY Mellon’s computations hereunder rely, in whole or in part, upon information, including, without limitation, Gold, a Reference Currency, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY Mellon which the Fund directs BNY Mellon to utilize, and which BNY Mellon in its reasonable judgment deems reliable, BNY Mellon shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.  Without limiting the generality of the foregoing, BNY Mellon shall not be required to inquire into any valuation of Gold, reference currency, securities or other assets by a Fund or any third party described in this sub-section (k) even though BNY Mellon in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different Gold, Reference Currencies securities of the same issuers.
(l)  BNY Mellon, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to a Fund is or will be actually paid, but will accrue such interest until otherwise instructed by such Fund.

(m) Neither BNY Mellon nor the Funds shall be responsible for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) which occurring directly or indirectly by reason of circumstances beyond its reasonable control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within or without BNY Mellon, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, action or inaction of civil or military authority, national emergencies, public enemy, war, terrorism, riot, sabotage, non-performance by a third party, failure of the mails, communications, computer (hardware or software) services, or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.  Nor shall BNY Mellon be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY Mellon to supply any instructions, explanations, information, specifications or documentation deemed necessary by BNY Mellon in the performance of its duties under this Agreement. The Bank will provide an executive summary of the Disaster Recovery Plan and Back-Up System upon reasonable request of the Trust or its Sponsor.  The Bank will test the adequacy of its Disaster Recovery Plan and Back-Up System at least annually.  Upon request by the Trust or its Sponsor, BNY Mellon will provide the Trust or its Sponsor with a letter assessing the most recent Disaster Recovery Plan and Back-Up System test results.
(n) In performing the services hereunder, BNY Mellon shall comply with the applicable provisions of each Fund’s Offering Materials, including effective amendments thereto.
(o) BNY Mellon will furnish to Funds and the Sponsor no more than once in a 12 month period, a report in accordance with Statements on Standards for Attestation Engagements No. 18 (the “SSAE Report”),  which the Funds and the Sponsor may disclose solely to internal or external auditors that are subject to written confidentiality obligations to use reasonable care to safeguard the report and not to disclose the report to any third party or use the report for any purpose other than evaluating BNY Mellon’s security controls, and such other information relating to BNY Mellon’s policies and procedures as the parties may mutually agree upon.

(p) BNY Mellon shall maintain levels and types of insurance coverage including, without limitation, errors and omissions, fidelity bond and electronic data processing coverages, which it determines to be appropriate for its business.
(q) BNY Mellon shall cooperate with the Fund’s independent public accountants and shall provide such information, as may be reasonably requested by the Trust on behalf of a Fund or Sponsor from time to time, to such accountants for the expression of their opinion.
6. Allocation of Expenses.
Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the Sponsor, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of such Trust’s Sponsor, trustees, directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Fund shares or membership interests, as applicable, fees and expenses incident to the registration or qualification under the Securities Laws, state or other applicable securities laws of a Fund or its shares or membership interests, as applicable, costs (including printing and mailing costs) of preparing and distributing Offering Materials, reports, notices and proxy material to such Fund’s shareholders or members, as applicable, all expenses incidental to holding meetings of such Fund’s Sponsor, trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting such Fund and legal obligations relating thereto for which the Fund may have to indemnify its trustees, directors, officers, managers, and/or members, as may be applicable.
7. [Reserved]
8. Standard of Care; Indemnification.
(a) BNY Mellon shall exercise the reasonable care and diligence that a professional fund accountant and administrator would observe in carrying out all of its duties and obligations under this Agreement taking into account the prevailing rules, practices, procedures and circumstances in the market.  Except as otherwise provided herein, BNY Mellon and any BNY Mellon Affiliate shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by or asserted against the Trust or the Trust on behalf of a Fund, except those costs, expenses, damages, liabilities or claims arising out of BNY Mellon’s own bad faith, negligence, willful misconduct or reckless disregard of its duties hereunder.  In no event shall BNY Mellon or any BNY Mellon Affiliate be liable to any Fund or any third party, nor shall any Fund be liable to BNY Mellon, for any special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action.  BNY Mellon and any BNY Mellon Affiliate shall not be liable for any loss, damage or expense, including reasonable counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Fund, or for delays caused by circumstances beyond BNY Mellon’s reasonable control, unless such loss, damage or expense arises out of the bad faith, negligence or willful misconduct of BNY Mellon.
(b) Each Fund shall indemnify and hold harmless BNY Mellon and any BNY Mellon Affiliate from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by the Trust on behalf of a Fund), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNY Mellon or any BNY Mellon Affiliate, by reason of or as a result of any action taken or omitted to be taken by BNY Mellon or any BNY Mellon Affiliate without bad faith, negligence, or willful misconduct, or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) such Fund’s Offering Materials or Documents (excluding information provided by BNY Mellon), (iii) any Instructions, or (iv) any opinion of legal counsel for such Fund or BNY Mellon, or arising out of transactions or other activities of such Fund which occurred prior to the commencement of this Agreement; provided, that no Fund shall indemnify BNY Mellon nor any BNY Mellon Affiliate for costs, expenses, damages, liabilities or claims for which BNY Mellon or any BNY Mellon Affiliate is liable under the preceding sub-section 8(a).  This indemnity shall be a continuing obligation of each Fund, its successors and assigns, notwithstanding the termination of this Agreement. Without limiting the generality of the foregoing, each Fund shall indemnify BNY Mellon and any BNY Mellon Affiliate against and save BNY Mellon and any BNY Mellon Affiliate harmless from any loss, damage or expense, including reasonable counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:
(i) Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY Mellon by any third party described above or by or on behalf of a Fund;
(ii) Action or inaction taken or omitted to be taken by BNY Mellon or any BNY Mellon Affiliate pursuant to Instructions of the Fund or otherwise without negligence or willful misconduct or reckless disregard of its duties hereunder;
(iii) Any action taken or omitted to be taken by BNY Mellon in good faith in accordance with the advice or opinion of counsel for the Trust or its own counsel;
(iv) Any improper use by a Fund or its agents, distributor or investment advisor of any valuations or computations supplied by BNY Mellon pursuant to this Agreement;
(v) The method of valuation of the Gold and the method of computing each Fund’s net asset value to the extent such methods were instructed by the Trust, Sponsor or their agents, directly or by way of its Offering Materials; or
(vi) Any valuations of Gold, Reference Currencies, securities, other assets, or the net asset value provided by a Fund.
(c) Actions taken or omitted in reliance on Instructions or upon any information, order, indenture, stock certificate, membership certificate, power of attorney, assignment, affidavit or other instrument believed by BNY Mellon in good faith to be from an Authorized Person, or upon the opinion of legal counsel for a Fund or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

(d) Subject to the limitations of liability contained in Section 8(a) above, neither the Trust on behalf of a Fund nor the Sponsor shall be responsible for, and BNY shall indemnify and hold the Trust on behalf of a Fund and the Sponsor harmless from and against, any and all third party costs, expenses, damages, liabilities and claims, and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred by the Trust on behalf of a Fund and the Sponsor as a direct result of BNY Mellon’s bad faith, negligence, willful misconduct or reckless disregard of its duties hereunder.
(e) In order that the indemnification provisions contained in this Section 8 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other party, the indemnified party shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim.  The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party.  The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party’s prior written consent.  In no event will the Trust or the Sponsor be liable for any settlement of any action or claim effected without their prior written consent.
9. Compensation.
For the services provided hereunder, the Sponsor agrees to pay BNY Mellon such compensation as is mutually agreed to in writing by the Sponsor and BNY Mellon from time to time and such ordinary out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, costs of independent compliance reviews, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY Mellon in performing its duties hereunder.  The Trust, on behalf of a Fund, agrees to pay BNY Mellon any compensation due it for extraordinary services as is mutually agreed to in writing by a Fund and BNY Mellon from time to time.  Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly.  BNY shall deliver to the Sponsor invoices for services rendered hereunder, and the Sponsor shall have a reasonable time period to review and approve the payment of such invoices. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement.  For the purpose of determining compensation payable to BNY Mellon, each Fund’s net asset value shall be computed at the times and in the manner specified in the Fund’s Offering Materials.
10. Records; Visits.
(a) BNY Mellon will maintain accurate books and records associated with the services.  The books and records pertaining to the Trust and each Fund which are in the possession or under the control of BNY Mellon shall be the property of the Trust.  The Trust, Sponsor and Authorized Persons shall have access to such books and records at all times during BNY Mellon’s normal business hours.  Upon the reasonable request of the Fund, copies of any such books and records shall be provided by BNY Mellon to the Trust, Sponsor or to an Authorized Person, at the Trust’s expense.
(b) BNY Mellon shall keep all books and records with respect to each Fund’s books of account, records of each Fund’s securities transactions and all other books and records as required pursuant to Rule 31a‑1 of the Investment Company Act of 1940 in connection with the services provided hereunder, as if a Fund was subject to such requirements.
11. Term of Agreement.
(a) The term of this Agreement shall be one year commencing upon the date hereof and shall automatically renew for additional one-year terms unless either party provides written notice of termination at least ninety (90) days prior to the end of any one year term or, unless earlier terminated as provided below:
(b) Either party hereto may terminate this Agreement upon 90 days’ written notice to the other party.  Upon termination hereof, the Sponsor shall pay to BNY Mellon such compensation as may be due as of the date of such termination that is not a subject of dispute, and shall reimburse BNY Mellon for any disbursements and expenses made or incurred by BNY Mellon and payable or reimbursable hereunder.

(c) Either party hereto may terminate this Agreement immediately by sending notice thereof to the other party upon the happening of any of the following: (i) a party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against such party any such case or proceeding; (ii) a party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property or there is commenced against the party any such case or proceeding; (iii) a party makes a general assignment for the benefit of creditors; or (iv) a party states in any medium, written, electronic or otherwise, any public communication or in any other public manner its inability to pay debts as they come due. Either party hereto may exercise its termination right under this Section 11(c) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right.
(d) If a party materially breaches this Agreement (a “Defaulting Party”) the other party (the “Non‑Defaulting Party”) may give written notice thereof to the Defaulting Party ("Breach Notice"), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party ("Breach Termination Notice"), in which case this Agreement shall terminate as of 11:59 PM on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice. In all cases, termination by the Non‑Defaulting Party shall not constitute a waiver by the Non‑Defaulting Party of any other rights it might have under this Agreement.
(e) Upon termination of the Agreement, BNY Mellon will, at the Trust’s request, offer assistance to the Trusts in converting, within a reasonable time frame agreed to by the parties, the Trust’s records from BNY Mellon’s systems to the services or systems designated by the Trusts for such transition, subject to the compensation of BNY Mellon for such assistance at its standard rates and fees in effect at that time.

12. Amendment.
This Agreement may not be amended, changed or modified in any manner except by a written agreement executed by BNY Mellon and the Trust to be bound thereby.
13. Assignment; Subcontracting.
(a) This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable or delegable by any Fund without the written consent of BNY Mellon, or by BNY Mellon without the written consent of the Trust.
(b) Notwithstanding the foregoing: (i) BNY Mellon may assign or transfer this Agreement to any BNY Mellon Affiliate or transfer this Agreement in connection with a sale of a majority or more of its assets, equity interests or voting control, provided that BNY Mellon gives the Funds thirty (30) days' prior written notice of such assignment or transfer and such assignment or transfer does not impair the provision of services under this Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreement in place of BNY Mellon; (ii) BNY Mellon may subcontract with, hire, engage or otherwise outsource to any BNY Mellon Affiliate with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNY Mellon of any of its liabilities hereunder and BNY Mellon will be liable for the acts and omissions of any BNY Mellon Affiliate as if BNY Mellon provided such services directly; (iii) BNY Mellon may subcontract with, hire, engage or otherwise outsource to an unaffiliated third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall (A) require the prior written consent of the Fund and (B) limit BNY Mellon’s liability such that BNY Mellon shall only be liable for  failure to reasonably select such unaffiliated third party, and BNY Mellon shall have no liability for any acts or omissions to act of such unaffiliated third party; and (iv) BNY Mellon, in the course of providing certain additional services requested by a Fund, including but not limited to, Typesetting or eBoard Book services (“Vendor Eligible Services”) as further described in Schedule I, may in its sole discretion, enter into an agreement or agreements with a financial printer, or electronic services provider (“Vendor”) to provide BNY Mellon with the ability to generate certain reports or provide certain functionality.  BNY Mellon shall not be obligated to perform any of the Vendor Eligible Services unless an agreement between BNY Mellon and the Vendor for the provision of such services is then-currently in effect, and shall only be liable for the failure to reasonably select the Vendor.  Upon request, BNY Mellon will disclose the identity of the Vendor and the status of the contractual relationship, and a Fund is free to attempt to contract directly with the Vendor for the provision of the Vendor Eligible Services.
(c) As compensation for the Vendor Eligible Services rendered by BNY Mellon pursuant to this Agreement, the Sponsor will pay to BNY Mellon such fees as may be agreed to in writing by the Sponsor and BNY Mellon.  In turn, BNY Mellon will be responsible for paying the Vendor’s fees.  For the avoidance of doubt, BNY Mellon anticipates that the fees it charges hereunder will be more than the fees charged to it by the Vendor, and BNY Mellon will retain the difference between the amount paid to BNY Mellon hereunder and the fees BNY Mellon pays to the Vendor as compensation for the additional services provided by BNY Mellon in the course of making the Vendor Eligible Services available to the Fund.
14. Governing Law; Consent to Jurisdiction.
Except with respect to Sections 19, 20 and 22 below, which shall be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware, this Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof.  The Trust on behalf of a Fund and Sponsor hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury.  To the extent that in any jurisdiction the Trust or Sponsor may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such Trust or Sponsor irrevocably agrees not to claim, and it hereby waives, such immunity.

15. Severability.
In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.
16. No Waiver.
Each and every right granted to BNY Mellon hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time.  No failure on the part of BNY Mellon to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY Mellon of any right preclude any other or future exercise thereof or the exercise of any other right.
17. Notices.
All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:
if to the Trust, at
Franklin Templeton Holdings Trust
One Franklin Parkway,
San Mateo, California 94403-1906
Attention: ______

if to the Sponsor, at
Franklin Holdings LLC
One Franklin Parkway,
San Mateo, California 94403-1906
Attention: ______

if to BNY Mellon, at
BNY Mellon
240 Greenwich Street
New York, New York 10286
Attention: ETF Operations

with a copy to:
The Bank of New York Mellon
240 Greenwich Street
New York, New York 10286
Attention: Legal Dept. – Asset Servicing

or at such other place as may from time to time be designated in writing.  Notices hereunder shall be effective upon receipt.
18. Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.
19. Several Obligations.
BNY Mellon agrees that, pursuant to Section 3804(a) of the Delaware Statutory Trust Act, the liabilities of each Fund shall be limited such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing and relating to this Agreement with respect to a particular Fund shall be enforceable against the assets of that particular Fund only, and not against the assets of the Trust generally or the assets of any other Fund and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for, or otherwise existing and relating to this Agreement with respect to the Trust generally and any other Fund shall be enforceable against the assets of that particular Fund.  The parties further acknowledge that the obligations of the Funds hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

20. Limitations of Liability of the Shareholders.
It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any shareholder, Sponsor, officer, employee or agent of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Agreement and Declaration of Trust and By-Laws. This Agreement has been duly authorized, executed and delivered by the Trust and neither such authorization nor such execution and delivery shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Agreement and Declaration of Trust and By-Laws.
21. Confidentiality.
(a) Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”).  Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Fund or BNY Mellon and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords a Fund or BNY Mellon a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know‑how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential.  Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by BNY Mellon in connection with an independent third party compliance or other review; (h) is released in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party.  The provisions of this Section 20 shall survive termination of this Agreement for a period of one (1) year after such termination.
(b) The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”).  The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) the Fund consents to the disclosure of and authorizes BNY Mellon to disclose information regarding the Fund (“Customer-Related Data”) to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) BNY Mellon may store the names and business contact information of the Fund’s employees and representatives on the systems or in the records of the BNY Mellon Group or its service providers. The BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and notwithstanding anything in this Agreement to the contrary the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with a particular customer or can be reverse engineered to identify Customer-Related Data with a particular customer.  The Fund confirms that it is authorized to consent to the foregoing.
22. Liability of Sponsor.
It is expressly understood and agreed by the parties that the to the extent that the Agreement has been executed by the Sponsor on behalf of the Trust that (a) this Agreement is executed and delivered on behalf of the Trust by the Sponsor, not individually or personally, but solely as the Trust’s Sponsor in the exercise of the powers and authority conferred and vested in it; (b) the representations, covenants, undertakings and agreements herein made by the Trust are made and intended not as personal representations, undertakings and agreements by the Sponsor but are made and intended for the purpose of binding only the Trust; (c) except for those obligations expressly assumed by the Sponsor, nothing herein contained shall be construed as creating any liability on the Sponsor, individually or personally, to perform any covenant of the Trust either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any person claiming by, through or under the parties hereto; and (d) under no circumstances shall the Sponsor be liable for the breach or failure of any obligation, duty, representation, warranty or covenant made or undertaken by the Trust under this Agreement or any other related document.
23. Business Continuity/Disaster Recovery and Information Security
(a) BNY Mellon will implement and agrees to maintain business continuity and disaster recovery plans designed to minimize interruptions of service and ensure recovery of systems and applications used to provide the services under this Agreement.  Such plans will cover the facilities, systems, applications and employees that are critical to the provision of the services hereunder.
(b) During the term of the Agreement, BNY Mellon will implement and maintain an information security program ("ISP") with written policies and procedures reasonably designed to protect the confidentiality and integrity of Trust’s Confidential Information provided to BNY Mellon in accordance with the Agreement and when in BNY Mellon’s possession or under BNY Mellon’s control (“Customer Data”). The ISP will include administrative, technical and physical safeguards, appropriate to the type of Customer Data concerned, reasonably designed to: (i) maintain the integrity, confidentiality and availability of Customer Data; (ii) protect against anticipated threats or hazards to the security or integrity of Customer Data; (iii) protect against unauthorized access to or use of Customer Data that could result in substantial harm or inconvenience to Customer or its clients, and (iv) provide for secure disposal of Customer Data.

24. Sanctions.  Throughout the term of this Agreement, BNY Mellon will have in place and will implement policies and procedures designed to: (i) prevent violations of Sanctions; (ii) ensure that neither BNY Mellon nor any of its affiliates, directors, officers, employees or contractors is an individual or entity that is, or is owned or controlled by an individual or entity that is: (A) the target of Sanctions or (B) located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions. Each Fund acknowledges that the BNY Mellon does not review or monitor the activities of the Authorized Participants with respect to their compliance with Sanctions.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the latest date set forth below.
FRANKLIN TEMPLETON HOLDING TRUST ON BEHALF OF EACH OF ITS FUNDS LISTED ON APPENDIX A By Franklin Holdings, LLC, not in its individual capacity but solely as Sponsor

By:	/s/ Matthew Hinkle Name: Matthew Hinkle Title: Vice President and Chief Financial Officer
Date: 2/24/2022

FRANKLIN HOLDINGS, LLC

By:	/s/ Matthew Hinkle Name: Matthew Hinkle Title: Vice President and Chief Financial Officer
Date: 2/24/2022

THE BANK OF NEW YORK MELLON

By:	/s/ Christopher Healy Name: Christopher Healy Title: Managing Director

EXHIBIT A
Series
Franklin Responsibly Sourced Gold ETF

EXHIBIT B
I,        [Name]                       , of  Franklin Holdings, LLC, a Delaware limited liability company, (the “the Company”), do hereby certify that:
The following individuals serve in the following positions with the Company, and each has been duly elected or appointed by the Company to each such position and qualified therefor in conformity with the Fund’s Organizational Documents, and the signatures set forth opposite their respective names are their true and correct signatures.  Each such person is designated as an Authorized Person under the Fund Administration and Accounting Agreement dated as of ___________________, 20___, between the Fund and The Bank of New York Mellon.
Name Position Signature

SCHEDULE I

Schedule of Services
All services provided in this Schedule of Services are subject to the review and approval of the Trust and accountants of the Trust, as may be applicable.  The services included on this Schedule of Services may be provided by BNY Mellon or a BNY Mellon Affiliate, collectively referred to herein as “BNY Mellon”.

VALUATION AND COMPUTATION ACCOUNTING SERVICES

BNY Mellon shall provide the following valuation and computation accounting services for the Trust:

◾	Journalize investment, capital share and income and expense activities;
◾	Maintain individual ledgers for Gold and other assets;
◾	Maintain historical tax lots for Fund assets;
◾
Maintain certain financial books and records for each Fund, including creation and redemption books and records, Fund accounting records, and books and records regarding Gold transfers under the Funds’ Gold Delivery Agreement

◾	Reconcile cash and investment balances of the Trust with the Trust’s custodian and provide the Sponsor, as applicable, with the beginning cash balance available for investment purposes upon request;
◾	Calculate various contractual expenses;
◾	Calculate capital gains and losses;
◾	Calculate daily distribution rate per share, as applicable;
◾	Determine net income;
◾
Obtain Gold quotes, Reference Currency quotes and currency exchange rates from pricing services approved by the Sponsor, or if such quotes are unavailable, then obtain such prices from the Sponsor, and in either case, calculate the market value of the Trust’s investments in accordance with the Trust’s valuation policies or guidelines; provided, however, that BNY Mellon shall not under any circumstances be under a duty to independently price or value any of the Trust’s investments itself or to confirm or validate any information or valuation provided by the Sponsor or any other pricing source, nor shall BNY Mellon have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

◾	Compute Net Asset Value in accordance with the Trust’s Offering Materials and valuation policy and procedures;
◾
Such Net Asset Value reports and statements shall be provided to the Fund by 12:00 p.m. and 4:00 p.m. New York time or as soon thereafter as practicable, and to Authorized Participants on days when the exchange listing the Trust is operating by 12:00 p.m. and 4:00 p.m. New York time or as soon thereafter as practicable, in each case by such means as BNY Mellon and the Fund may agree upon from time to time.
◾	Transmit or make available a copy of the daily portfolio valuation to the Sponsor;

FINANCIAL REPORTING

BNY Mellon shall provide the following financial reporting services for the Trust:

Prepare, circulate and maintain the Trust’s financial reporting production calendar.

Prepare, Review and File Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K in accordance with U.S. GAAP and with deference to Sponsor preferences in a timely fashion:
◾	Statements of Financial Condition
◾	Schedules of Investments
◾	Statements of Operations
◾	Statements of Changes in Shareholders’ Equity
◾	Statements of Cash Flows
◾	Notes to Financial Statements
◾	Trust Combined Statements
Review/Prepare other financial data included in the 10-Qs and 10-Ks.

Prepare Quarterly Reports on Form 10-Q for the Trust for each of the first three fiscal quarters of the Trust, and Annual Report on Form 10-K for the Trust’s fiscal year, or as requested by the Sponsor.  The preparation of each Form 10-Q and 10-K includes facilitating delivery of the filing to the printer, coordination of all printer and author edits, the review of printer drafts.

Upon review and approval of each form 10-K and 10-Q by the Sponsor’s Principal Financial Officer (or such person performing such functions), the Administrator shall coordinate the edgarization and filing, or cause to be edgarized and filed, such reports with the SEC, including any applicable executive officer certifications or other exhibits to such reports.  The Administrator shall also coordinate with the printer a file that can be uploaded to the Sponsor’s Website.

TRUST ADMINISTRATION SERVICES

BNY Mellon shall provide the following Trust administration services for the Trust:

◾	Establish appropriate expense accruals and compute expense ratios, maintain expense files and coordinate the payment of Trust approved invoices;
◾	Calculate Trust approved income and per share amounts required for periodic distributions to be made by the Trust;

◾	Calculate total return information;
◾	Coordinate the Trust’s annual audit (including the services listed above under the heading “Financial Reporting”); and
◾
If the chief executive officer or chief financial officer of the Trust is required to provide a certification as part of the Trust’s Forms 10-Q or 10-K filings pursuant to regulations promulgated by the SEC under Section 302 of the Sarbanes-Oxley Act of 2002 or any other section as may be applicable, provide a sub-certification in support of certain matters set forth in the aforementioned certification.  Such sub-certification is to be in such form and relating to such matters as agreed to by BNY Mellon in advance.  BNY Mellon shall be required to provide the sub-certification only during the term of the Agreement and only if it receives such cooperation as it may request to perform its investigations with respect to the sub-certification.  For clarity, the sub-certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other law, rule or regulation.

TAX SERVICES.

BNY Mellon shall provide the following tax services for each Fund:

•	Prepare annual grantor trust tax reporting statements for client’s review and approval

IRS CIRCULAR 230 DISCLOSURE:
To ensure compliance with requirements imposed by the Internal Revenue Service, BNY Mellon informs the Trust that any U.S. tax advice contained in any communication from BNY Mellon to the Trust (including any future communications) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein or therein.